Exhibit 6.11

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of August 6, 2026 (the “Effective Date”), by and among Mode Mobile, Inc., a Delaware corporation (“Purchaser”), Catch Social, Inc., a New York corporation (“Seller”), and Cem Kozinoglu, an individual and the stockholder representative of Seller (“Stockholder,” and together with Seller, the “Seller Parties”). Purchaser, Seller, and Stockholder are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns and operates the mobile application known as “TLDL” and the related business (the “Business”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets of Seller relating to the Business, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined in the body of this Agreement have the meanings given to them in Exhibit A.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Purchased Assets.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, free and clear of all Liens, all of Seller’s right, title, and interest in and to the Purchased Assets.

1.2 Purchased Assets.

“Purchased Assets” means all assets of Seller relating to the Business, including without limitation:

(a) Seller’s rights under the vendor agreements, customer agreements, partner agreements, and other Contracts to which Seller is a party relating to the Business (the “Assigned Contracts”);

(b) all Apps, domains, trademarks, trade names, software, know-how, Intellectual Property Rights, and other proprietary assets owned by Seller relating to the Business (the “Business IP”); and

(c) all other assets owned by Seller that are related to or used in connection with the Business.

1.3 Excluded Assets.

Notwithstanding Section 1.2, the Purchased Assets shall not include, and Seller shall retain, (a) all cash and cash equivalents on hand or in bank accounts of Seller as of the Closing, (b) Seller’s corporate books and records not primarily related to the Business, (c) Seller’s rights under this Agreement and the other Transaction Documents, and (d) the domain names owned personally by Stockholder and identified on Schedule 1.3, which are the subject of the Domain Purchase Agreement (as defined in Section 2.4) and are not being conveyed under this Agreement.

1.4 Assumed and Excluded Liabilities.

Effective as of the Closing, Purchaser shall assume, and agrees to pay, perform, and discharge, only the Specified Liabilities. “Specified Liabilities” means the Liabilities of Seller arising under the Assigned Contracts and required to be performed from and after the Closing, excluding any Liability arising out of or relating to any breach, default, or failure to perform by Seller under any Assigned Contract occurring or accruing prior to the Closing.

Except for the Specified Liabilities, Purchaser is not assuming, and shall have no responsibility for, any Liabilities of Seller or the Business, whether arising before, on, or after the Closing, whether known or unknown, absolute or contingent, and whether or not related to the Purchased Assets (collectively, the “Excluded Liabilities”). Seller shall pay, perform, and discharge all Excluded Liabilities as they become due.

1.5 Purchase Price.

In consideration for the sale of the Purchased Assets, Purchaser shall pay or issue to Seller an aggregate of $500,000, consisting of:

(a) $390,000 in cash, to be held by Purchaser and released to Seller in accordance with Section 2.6 (the “Closing Cash Consideration”);

(b) $50,000 in cash to be released to Seller on the date that is twelve (12) months after the Closing Date (the “Holdback Payment Date”), subject to reduction for indemnification claims pursuant to Article 7 (the “Holdback Amount”); and

(c) 115,385 shares of Class AAA Common Stock of Purchaser having a value of $60,000, based on the per-share price then offered by Purchaser in its Regulation A+ crowdfunding offering as of the Closing Date ($0.52/share), issued to Seller at the Closing (the “Stock Consideration,” and together with the Closing Cash Consideration and the Holdback Amount, the “Purchase Price”).

ARTICLE 2

CLOSING

2.1 Closing.

The execution and delivery of this Agreement by the Parties shall constitute the closing of the transactions contemplated hereby (the “Closing”), which shall occur remotely via the exchange of documents and signatures on the date of such execution and delivery (the “Closing Date”). The completion of the app store registration process described in Sections 2.5 and 2.6 shall occur following, and shall not delay, the Closing.

2.2 Seller Deliverables.

At the Closing, Seller and Stockholder, as applicable, shall deliver to Purchaser:

(a) a bill of sale in the form attached as Exhibit B (the “Bill of Sale”), duly executed by Seller;

(b) an intellectual property assignment in the form attached as Exhibit C (the “IP Assignment”), duly executed by Seller;

(c) the CSA (as defined herein) executed by John Duszynski;

(d) evidence of all third-party consents required to assign the Assigned Contracts;

(e) a certificate of the Secretary of Seller certifying resolutions of Seller’s board of directors and stockholders approving this Agreement and the transactions contemplated hereby; and

(f) such other instruments of transfer and assignment as Purchaser may reasonably request to vest in Purchaser good and valid title to the Purchased Assets.

2.3 Purchaser Deliverables.

At the Closing, Purchaser shall (a) retain the Closing Cash Consideration, to be held and paid to Seller in accordance with Section 2.6; and (b) deliver the Stock Consideration to Seller.

2.4 Domain Purchase Agreement

Concurrently with the Closing, Purchaser and Stockholder (in his individual capacity as owner of the domains identified on Schedule 1.3) shall execute and deliver a separate Domain Purchase and Assignment Agreement (the “Domain Purchase Agreement”), pursuant to which Purchaser will pay Stockholder $60,000 in cash in consideration for the transfer of such domains. The actual closing of the transactions under the Domain Purchase Agreement, including payment of the consideration thereunder, is contingent upon, and shall occur substantially concurrently with, the release of the Closing Cash Consideration to Seller under Section 2.6, and the Domain Purchase Agreement shall automatically terminate, without any closing having occurred thereunder, if this Agreement is unwound pursuant to Section 2.6. The Domain Purchase Agreement is not part of this Agreement and is not a Transaction Document hereunder for purposes of Article 7 Indemnification, and Seller and Stockholder acknowledge that execution and delivery of the Domain Purchase Agreement by Stockholder, and payment of the Stock Consideration hereunder, are concurrent, mutually conditioned deliverables at the Closing.

2.5 App Store Registration; Interim Operation.

At the Closing, the Parties shall execute and file any forms or other documents that are reasonably necessary or appropriate in order to request that each of Apple Inc. (“Apple”) and Google LLC (“Google”) register the ownership by Purchaser of the TLDL App on the Apple App Store and the Google Play Store, respectively, as promptly as possible, and the Parties shall use best efforts to obtain such consent (to the extent required) and confirmation of registration by Apple and Google as promptly as possible.

The Parties acknowledge that, although title to the Business IP (including the TLDL App) transfers to Purchaser at the Closing pursuant to the Bill of Sale and the IP Assignment, functional and operational control of the TLDL App – including the ability to publish updates, manage the app listing, and receive App Store and Play Store revenue – will not transfer until Apple and Google have each completed registration of Purchaser as the developer of record. Accordingly, until registration has been completed with respect to a given platform, Seller shall (a) continue to maintain the existing Apple and/or Google developer account(s) and the TLDL App listing on such platform(s) in the ordinary course and in a manner consistent with the interim operating standard set forth in Section 5.1 (as if the Closing had not occurred), (b) not make any change to the TLDL App, its pricing, or its listing on such platform(s) without Purchaser’s prior written consent, (c) remit to Purchaser all net revenues (after deduction of platform fees) generated by the TLDL App on such platform(s) from and after the Closing, within ten (10) Business Days of Seller’s receipt thereof, and (d) reasonably cooperate with Purchaser’s registration requests under this Section 2.5.

2.6 Release of Closing Cash Consideration; Unwind.

Purchaser shall hold the Closing Cash Consideration and shall pay it to Seller, by wire transfer of immediately available funds, within three (3) Business Days after confirmation of registration of the TLDL App in the name of Purchaser has been received from both Apple and Google. At such time, and in accordance with the terms of the Domain Purchase Agreement, Purchaser shall pay to Stockholder the $60,000 in cash consideration due to Stockholder thereunder.

If registration in the name of Purchaser of the TLDL App is not obtained from both Apple and Google on or before the date that is 30 days after the Closing (the “Registration Deadline”), the Parties agree to unwind the Closing and the transactions contemplated hereby, and, in such event, this Agreement will terminate, and no Party shall have any Liability hereunder except as set forth in this Section 2.6; provided, however, that if the Parties are working together in good faith to secure registration in the name of Purchaser of the TLDL App on both platforms and have not secured such registrations by the Registration Deadline, the Parties shall agree in writing to extend the Registration Deadline for a reasonable amount of time, and the Closing shall not be unwound and this Agreement shall remain in full force and effect.

In the event of an unwind under this Section 2.6: (a) the Bill of Sale and the IP Assignment shall automatically be deemed rescinded and of no further force or effect, and the Purchased Assets (including the Business IP) shall be deemed to have remained the property of Seller at all times, consistent with Seller’s continued operational control of the TLDL App and its associated developer accounts throughout the pendency of this Section pursuant to Section 2.5; (b) Purchaser shall promptly instruct Carta, Inc. (or such other transfer agent or cap table administrator then used by Purchaser) to cancel the issuance of the Stock Consideration, and Seller and Stockholder shall promptly execute and deliver such documents as Purchaser may reasonably request to effect such cancellation; (c) Purchaser shall return to Seller any revenues remitted to Purchaser by Seller pursuant to Section 2.5(c); (d) Purchaser shall retain the Closing Cash Consideration without further obligation to Seller with respect thereto; and (e) the Holdback Amount shall not become payable to Seller, and Article 7 shall not apply, it being understood that an unwind under this Section 2.6 fully terminates the transactions contemplated by this Agreement.

2.7 Web Application and Backend Infrastructure Transfer.

(a) Handover. At the Closing, Seller shall deliver to Purchaser all usernames, passwords, API keys, and other access credentials for all hosting providers, cloud infrastructure accounts, third-party service providers, source code repositories, and databases used in connection with the Business (collectively, the “Technical Accounts”), in the condition they exist as of the Closing. Seller makes no representation or covenant that the Technical Accounts or the underlying infrastructure will be migrated, reconfigured, or made compatible with Purchaser’s own systems, and Purchaser shall be solely responsible, at its own cost, for securing the Technical Accounts (including changing passwords and rotating credentials) promptly following the Closing.

(b) Interim Revenue Allocation and Operating Costs. During the period beginning on the Closing and ending upon confirmation of registration of the TLDL App by both Apple and Google in accordance with Section 2.5 (the “Interim Period”), revenue generated through the Technical Accounts (including web-based subscription or transaction revenue) shall be allocated between Seller and Purchaser based on the date of the underlying customer transaction – revenue from transactions occurring prior to the Closing belongs to Seller, and revenue from transactions occurring on or after the Closing belongs to Purchaser – in each case net of any refunds or chargebacks attributable to the corresponding transaction, regardless of when the refund or chargeback is actually processed. Purchaser shall bear all hosting, third-party service, and other operating costs associated with the Technical Accounts during the Interim Period.

(c) Effect of Unwind. If this Agreement is unwound pursuant to Section 2.6, Purchaser shall (i) promptly restore Seller’s exclusive access to and control over the Technical Accounts, including by providing Seller with any new credentials established by Purchaser, and (ii) account to Seller for any revenue retained by Purchaser under Section 2.7(b), net of the operating costs borne by Purchaser during the Interim Period pursuant to Section 2.7(b).

2.8 Transition Period Services.

For a period of one (1) month after the Closing Date (the “Transition Period”), Seller shall provide transition services to Purchaser for up to twenty (20) hours per month and at no additional cost to Purchaser, related to (a) knowledge-transfer assistance regarding the TLDL App developer accounts and listings under Section 2.5 and the Technical Accounts under Section 2.7, reasonably sufficient to enable Purchaser’s personnel to independently manage and operate the Business, and (b) maintenance of the Business’s user-acquisition strategies relating to the TLDL App. Of the twenty (20) hours of transition services described in the preceding sentence, up to fifteen (15) hours per month shall be attributed to services provided by John Duszynski (“Duszynski”), and the remainder shall be attributed to Cem Kozinoglu and/or other personnel of Seller. Duszynski’s engagement by Purchaser, including compensation for any services performed by him (whether during or after the Transition Period), is governed exclusively by the Consulting Services Agreement between Purchaser and Duszynski of even date herewith (the “CSA”), and Seller shall have no right to invoice, and Purchaser shall have no obligation to pay Seller, for any services performed by Duszynski on account of the CSA. In providing services under this Section 2.8, Seller covenants to Purchaser that they will act in good faith, with a view to the best interests of Purchaser, and will exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances. Seller shall provide such services as independent contractors, and not as employees, of Purchaser. If transition services are required of Seller (other than Duszynski) after expiration of the Transition Period or exhaustion of the transition-service hours, whichever occurs first, the Parties may extend the provision of such services by mutual written agreement on a month-to-month basis, as needed, at an hourly rate of $150 per hour for services performed by personnel of Seller (other than Duszynski). Seller shall invoice Purchaser monthly for any such services, itemized by individual and hours worked, and Purchaser shall pay each such invoice within fifteen (15) days of receipt.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER

Seller represent and warrants (and, solely as to the statements in Section 3.1 regarding Stockholder, Stockholder represents and warrants) to Purchaser that the statements in this Article 3 are true and correct as of the Effective Date and as of the Closing Date, except as set forth in the Disclosure Schedule.

3.1 Organization; Authority.

Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, with full power and authority to own the Purchased Assets and conduct the Business as presently conducted. Stockholder is the sole record and beneficial owner of all of the issued and outstanding equity interests of Seller, free and clear of all Liens. Seller and Stockholder each have full power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of each, enforceable against each in accordance with its terms.

3.2 No Conflicts; Consents.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with Seller’s organizational documents, (b) violate any Law or order applicable to Seller or the Business, or (c) result in a breach of, or require any consent under, any Assigned Contract, except as set forth on the Disclosure Schedule. No consent, approval, or filing with any Governmental Authority is required in connection with the execution, delivery, or performance of this Agreement, except as set forth on the Disclosure Schedule.

3.3 Title to Purchased Assets.

Seller has good and valid title to, or a valid leasehold or contractual interest in, all of the Purchased Assets, free and clear of all Liens. The Purchased Assets constitute all of the assets used in or necessary for the operation of the Business as presently conducted, other than the domains addressed in the Domain Purchase Agreement.

3.4 Financial Statements; No Undisclosed Liabilities.

Seller has delivered to Purchaser true and complete copies of the financial statements of the Business for the periods identified on the Disclosure Schedule, which fairly present, in all material respects, the financial condition and results of operations of the Business as of the dates and for the periods indicated. The Business does not have any Liabilities relating to the Business, except those (a) reflected or reserved against in such financial statements, or (b) incurred in the ordinary course of business since the date thereof.

3.5 Material Contracts.

The Disclosure Schedule sets forth a true and complete list of all Assigned Contracts that are material to the Business. Each such Assigned Contract is valid, binding, and in full force and effect, and neither Seller nor, to Seller’s Knowledge, any counterparty is in material breach or default thereunder.

3.6 Intellectual Property.

The Disclosure Schedule sets forth a true and complete list of all registered Business IP and all material unregistered Business IP (including the TLDL App and associated trademarks, domains, and source code). Seller owns or has the right to use all Business IP, free and clear of all Liens, and, to Seller’s Knowledge, the operation of the Business does not infringe the Intellectual Property Rights of any third party.

3.7 App Store and Platform Compliance.

The TLDL App is, and during the twelve (12)-month period preceding the Effective Date has been, in compliance in all material respects with the applicable developer terms, guidelines, and policies of the Apple App Store and Google Play Store, including without limitation applicable data-sharing, privacy, and advertising-identifier requirements. Seller has not received any notice of suspension, removal, rejection, or material policy violation from Apple or Google with respect to the TLDL App that remains unresolved.

3.8 Employees and Contractors.

The Disclosure Schedule sets forth a true and complete list of all employees and independent contractors of Seller who provide services to the Business, together with their compensation, classification, and tenure. Seller has complied in all material respects with applicable Laws relating to employment and independent contractor classification with respect to the Business.

3.9 Litigation; Compliance with Laws.

There is no Action pending or, to Seller’s Knowledge, threatened against Seller relating to the Business or the Purchased Assets. Seller has conducted the Business in compliance in all material respects with applicable Laws, including applicable data privacy Laws (e.g., CCPA/CPRA, COPPA) and consumer protection Laws (e.g., the FTC’s Negative Option Rule) to the extent applicable to the Business.

3.10 Taxes.

Seller has timely filed all Tax Returns required to be filed with respect to the Business and has timely paid all Taxes due and owing, and there is no pending or, to Seller’s Knowledge, threatened Tax audit or assessment relating to the Business.

3.11 Full Disclosure.

No representation or warranty of Seller in this Agreement, and no statement in the Disclosure Schedule, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and Stockholder that the statements in this Article 4 are true and correct as of the Effective Date and as of the Closing Date.

4.1 Organization; Authority.

Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by Purchaser’s board of directors and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.2 No Conflicts; Consents.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate Purchaser’s organizational documents or any Law applicable to Purchaser, or require any consent or filing with any Governmental Authority, in each case that has not been obtained or made.

4.3 Valid Issuance of Stock Consideration.

The Stock Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and will be issued in compliance with applicable federal and state securities Laws, including the exemption(s) relied upon by Purchaser under Regulation A of the Securities Act of 1933, as amended.

ARTICLE 5

COVENANTS

5.1 Interim Operation of the Business.

From the Effective Date until the Closing, Seller shall (a) operate the Business only in the ordinary course of business and consistent with the interim operating budget and operating plan approved by Purchaser and attached as Schedule 5.1, and (b) not make any material change to the Business’s pricing, user-acquisition strategy, product features, or other matters reasonably likely to have a measurable impact on the Business’s future revenue or profitability, in each case without Purchaser’s prior written consent.

5.2 Access; Information.

From the Effective Date until the Closing, Seller shall provide Purchaser and its representatives, advisors, and prospective financing sources with reasonable access to the assets, Contracts, books, records, financial statements, and employees and contractors of the Business, and shall promptly furnish such additional information as Purchaser may reasonably request.

5.3 Required Consents.

Seller shall use commercially reasonable efforts, at their own expense, to obtain all consents and approvals of Governmental Authorities and third parties required in connection with the transactions contemplated by this Agreement, including all consents required to assign the Assigned Contracts.

5.4 Employment Matters.

Prior to the Closing, Purchaser shall determine, based on its due diligence, which employees and contractors of the Business it wishes to engage following the Closing, and Purchaser shall extend offer letters or contractor agreements to such individuals on terms determined by Purchaser. Seller and Stockholder shall reasonably cooperate with Purchaser’s outreach to such individuals.

5.5 Non-Competition.

For a period of eighteen (18) months following the Closing Date, neither Seller nor Stockholder shall, directly or indirectly, engage in, participate in, invest in, provide services to, or otherwise deal with, any Restricted Business, subject to customary exceptions for passive investments of less than 2% in publicly traded companies. “Restricted Business” means any business that competes with, or is substantially similar to, the Business, including without limitation any business that now or in the future develops or offers to the public mobile applications that provide (a) rewards functionality where users earn points through periodic completion of marketing-based tasks, (b) functionality to lock other applications or photos, or (c) functionality substantially similar to the TLDL App.

5.6 Non-Solicitation.

For a period of five (5) years following the Closing Date, (a) neither Seller nor Stockholder shall, directly or indirectly, solicit for employment or engagement any employee or contractor of Purchaser or its Affiliates, and (b) Purchaser shall not, directly or indirectly, solicit for employment or engagement any employee or contractor of Seller, provided that general solicitations of employment not specifically directed at such individuals, and the hiring of any such individual who responds thereto, shall not violate this Section 5.6; provided, further, that nothing in clause (a) or clause (b) shall restrict Seller, Stockholder, or Purchaser, as applicable, from engaging or continuing to engage John Duszynski, or any other individual identified on Schedule 5.6 who was an employee or contractor of Seller as of the Effective Date, including pursuant to Section 2.8.

5.7 Publicity; Confidentiality.

Neither Party shall issue any press release or public disclosure concerning the transactions contemplated by this Agreement without the prior written consent of the other Party, except as required by applicable Law. The Parties shall remain bound by the Mutual Non-Disclosure Agreement between Purchaser and Seller (the “NDA”), which is incorporated herein by reference.

5.8 Further Assurances.

Each Party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary to carry out the purposes of this Agreement, including any actions reasonably necessary to transfer app store developer accounts, platform listings, and related credentials for the TLDL App to Purchaser.

5.9 Equitable Relief; Survival.

Seller and Stockholder acknowledge that the covenants in Sections 5.5 (Non-Competition) and 5.6 (Non-Solicitation) are a material inducement to Purchaser’s willingness to enter into this Agreement and to pay the Purchase Price, that a breach of either covenant would cause Purchaser irreparable harm for which monetary damages alone would be an inadequate remedy, and that Purchaser shall be entitled, without the necessity of posting a bond or other security and without prejudice to any other rights or remedies available at law or in equity, to seek injunctive relief and specific performance to prevent or restrain any actual or threatened breach of Sections 5.5 or 5.6. The covenants in Sections 5.5 and 5.6 shall survive the Closing for the full duration of their respective stated terms and shall not be affected, diminished, or terminated by the expiration or termination of any other provision of this Agreement, by any breach of this Agreement by Purchaser, or by any claim Seller or Stockholder may have against Purchaser, whether asserted under this Agreement or otherwise, provided, however, that this Section 5.9 and the covenants in Sections 5.5 and 5.6 shall automatically terminate, without further action by either Party, upon an unwind of this Agreement pursuant to Section 2.6.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Purchaser.

The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing Date, of each of the following conditions:

(a) the representations and warranties of Seller and Stockholder in Article 3 shall be true and correct in all material respects as of the Closing Date;

(b) Seller and Stockholder shall have performed and complied in all material respects with their covenants under this Agreement required to be performed prior to Closing;

(c) all consents and approvals required to assign the Assigned Contracts and to consummate the transactions contemplated hereby shall have been obtained;

(d) no Action shall be pending or threatened seeking to enjoin or challenge the transactions contemplated hereby;

(e) Stockholder shall have executed and delivered the Domain Purchase Agreement to Purchaser; and

(f) Seller and Stockholder shall have delivered each of the closing deliverables set forth in Section 2.2.

6.2 Conditions to Obligations of Seller and Stockholder.

The obligation of Seller and Stockholder to consummate the Closing is subject to the satisfaction (or waiver by Seller), on or prior to the Closing Date, of each of the following conditions:

(a) the representations and warranties of Purchaser in Article 4 shall be true and correct in all material respects as of the Closing Date;

(b) Purchaser shall have performed and complied in all material respects with its covenants under this Agreement required to be performed prior to Closing; and

(c) Purchaser shall have delivered each of the closing deliverables set forth in Section 2.3, including execution of the Domain Purchase Agreement.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by Seller.

From and after the Closing, Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates from and against any and all Losses arising out of or relating to: (a) any Excluded Liability, including any claim by an employee or contractor of the Business relating to matters arising prior to the Closing; (b) any breach of any representation or warranty of Seller in this Agreement or any other Transaction Document; and (c) any breach of any covenant of Seller in this Agreement or any other Transaction Document.

7.2 Indemnification by Purchaser.

From and after the Closing, Purchaser shall indemnify, defend, and hold harmless Seller from and against any and all Losses arising out of or relating to (a) any breach of any representation or warranty of Purchaser in this Agreement, (b) any breach of any covenant of Purchaser in this Agreement, or (c) Purchaser’s operation of the Business after the Closing.

7.3 Holdback.

The Holdback Amount shall be retained by the Purchaser and shall serve as the primary source of recovery for indemnification claims by Purchaser under Section 7.1. Purchaser may submit a claim notice to Seller for the amount of any indemnification claim in good faith asserted prior to the Holdback Payment Date, in which case the disputed amount shall be retained by the Purchaser pending resolution of the claim, and the Purchaser shall release the undisputed remainder of the Holdback Amount to Seller on the Holdback Payment Date.

7.4 Cap; Survival.

The aggregate liability of Seller for indemnification claims under Section 7.1(b) (breach of representations and warranties, other than Fundamental Representations) shall not exceed the Purchase Price. The representations and warranties in Article 3 shall survive the Closing for a period of twelve (12) months, except that the Fundamental Representations shall survive until the expiration of the applicable statute of limitations. “Fundamental Representations” means the representations in Sections 3.1 (Organization; Authority), 3.3 (Title to Purchased Assets), and 3.10 (Taxes).

7.5 Exclusive Remedy.

Except in the case of fraud or intentional misrepresentation, or a Party’s pursuit of injunctive relief or specific performance under Section 5.9, the indemnification provisions of this Article 7 shall be the sole and exclusive remedy of the Parties for any breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Governing Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Delaware in connection with any dispute arising out of this Agreement.

8.2 Notices.

All notices under this Agreement shall be in writing and delivered by email (with confirmation of receipt), overnight courier, or certified mail to the addresses set forth on the signature page, or such other address as a Party may specify by notice given in accordance with this Section 8.2.

8.3 Assignment.

Neither Seller nor Stockholder may assign this Agreement without Purchaser’s prior written consent. Purchaser may assign this Agreement, in whole or in part, to an Affiliate or in connection with a merger, sale of substantially all assets, or other change of control, without the consent of Seller or Stockholder.

8.4 Entire Agreement; Amendment.

This Agreement, together with the other Transaction Documents and the NDA, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes the LOI dated June 30, 2026 and all other prior agreements and understandings, whether written or oral. This Agreement may be amended only by a written instrument signed by each Party.

8.5 Expenses.

Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal and accounting fees) incurred in connection with this Agreement and the transactions contemplated hereby.

8.6 Counterparts.

This Agreement may be executed in counterparts (including by electronic signature), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8.7 Severability.

If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect, and the Parties shall negotiate in good faith to replace such provision with a valid provision that most closely approximates the economic effect of the invalid provision.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MODE MOBILE, INC.

By:	/s/ Prakash Ramachandran
Name:	Prakash Ramachandran
Title:	Chief Financial Officer

CATCH SOCIAL, INC.

By:	/s/ Cem Kozinoglu
Name:	Cem Kozinoglu
Title:	President

CEM KOZINOGLU, individually

EXHIBIT A

DEFINITIONS

“Action” means any claim, action, suit, arbitration, investigation, or proceeding by or before any Governmental Authority.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Business” means the business of developing, operating, and monetizing the TLDL App and related assets, as more fully described in the Disclosure Schedule.

“Contract” means any written or oral contract, agreement, lease, license, or other legally binding arrangement.

“Governmental Authority” means any federal, state, local, or foreign government or governmental, regulatory, or administrative agency, commission, court, or tribunal.

“Intellectual Property Rights” means all patents, trademarks, trade names, copyrights, trade secrets, domain names, and other intellectual property rights, whether registered or unregistered, and all applications therefor.

“Knowledge” means with respect to Seller, the actual knowledge of Stockholder, after reasonable inquiry of Seller’s employees primarily responsible for the relevant subject matter.

“Law” means any statute, law, ordinance, regulation, rule, order, or other requirement of any Governmental Authority.

“Liability” means any liability, obligation, or commitment of any kind, whether known or unknown, absolute or contingent, matured or unmatured.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind.

“Losses” means any losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees), excluding punitive and consequential damages except to the extent actually paid to a third party.

“Tax” means any federal, state, local, or foreign income, sales, use, payroll, or other tax, together with any interest or penalty thereon.

“Transaction Documents” means this Agreement, the Bill of Sale, the IP Assignment, and each other agreement, certificate, or instrument delivered in connection with this Agreement (excluding, for the avoidance of doubt, the Domain Purchase Agreement).

EXHIBIT B

FORM OF BILL OF SALE

This Bill of Sale is executed as of August 6, 2026, by Catch Social, Inc., a New York corporation (“Seller”), in favor of Mode Mobile, Inc., a Delaware corporation (“Purchaser”), pursuant to the Asset Purchase Agreement of even date herewith, by and among Purchaser, Seller, and Cem Kozinoglu (the “Agreement”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, assign, transfer, convey, and deliver to Purchaser all of Seller’s right, title, and interest in and to the Purchased Assets, free and clear of all Liens, to have and to hold the same unto Purchaser, its successors and assigns, forever.

Seller hereby covenants that it will, at the request of Purchaser and without further consideration, execute and deliver such further instruments of transfer and take such further action as Purchaser may reasonably request to more effectively transfer to Purchaser the Purchased Assets.

Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

CATCH SOCIAL, INC.

By:
Name:	Cem Kozinoglu
Title:	President

EXHIBIT C

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (this “Assignment”) is executed as of August 6, 2026, by Catch Social, Inc., a New York corporation (“Assignor”), in favor of Mode Mobile, Inc., a Delaware corporation (“Assignee”), pursuant to the Asset Purchase Agreement of even date herewith (the “Agreement”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby irrevocably assigns, transfers, and conveys to Assignee all of Assignor’s right, title, and interest in and to the Business IP, including without limitation the TLDL App, all associated source code, trademarks, trade names, and domain names owned by Assignor, and all registrations and applications therefor, together with the goodwill of the business symbolized thereby, and all rights to sue for past, present, and future infringement thereof.

Assignor agrees to execute such further documents and take such further actions as Assignee may reasonably request to perfect Assignee’s rights in the Business IP, including recordation of this Assignment with the U.S. Patent and Trademark Office and applicable domain registrars (if applicable).

Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

CATCH SOCIAL, INC.

By:
Name:	Cem Kozinoglu
Title:	President